Exhibit 21.1 Subsidiaries of Bakkt Holdings, Inc. Name of Subsidiary Jurisdiction Bakkt Opco Holdings, LLC Delaware Bakkt Trust Company LLC New York Bakkt Marketplace, LLC Virginia Bakkt, LLC Delaware Bakkt Trade, LLC Virginia Bakkt Clearing, LLC Illinois DACC Technologies, Inc. Delaware Digital Asset Custody Company, Inc. Delaware Bridge2Solutions, LLC Delaware B2S Direct, LLC Florida B2S Canada, LLC Florida Bridge2 Solutions Australia Pty Ltd Australia Bridge2 Solutions Canada Ltd. Canada Aspire Loyalty Travel Solutions LLC Florida B2S Resale, LLC Delaware